Exhibit 99.1

Investor Contact:
Rosemary Moothart
Director of Investor Relations
425-943-8140
rosemary.moothart@coinstar.com

Media Contact:
Marci Maule
Director of Public Relations
425-943-8277
marci.maule@coinstar.com
COINSTAR ANNOUNCES SECOND QUARTER 2009 RESULTS
Company Delivers Strong Revenue and EPS Performance
BELLEVUE, Wash.—August 4, 2009—Coinstar, Inc. (NASDAQ: CSTR) today announced financial results for the quarter and six-month period ended June 30, 2009.
Highlights for the quarter ended June 30, 2009, were as follows:

Revenue	$314.0 million
EBITDA (see Appendix A)	$50.8 million
Net Income attributable to Coinstar, Inc.	$7.0 million
Earnings per Share	$0.23
Highlights for the six months ended June 30, 2009, were as follows:

Revenue	$585.1 million
EBITDA (see Appendix A)	$92.8 million
Net Income attributable to Coinstar, Inc.	$8.9 million
Earnings per Share	$0.30
Revenue for the second quarter of 2009 totaled $314.0 million, representing an increase of 42.8 percent over revenue of $219.9 million in the second quarter of 2008.
Operating income for the quarter was $20.8 million, resulting in a 6.6 percent operating margin, compared with operating income of $15.5 million and a 7.0 percent operating margin in the second quarter of 2008.
Pre-tax income for the quarter was $12.3 million, resulting in a 3.9 percent pre-tax margin, compared with pre-tax income of $9.5 million and a 4.3 percent pre-tax margin in the second quarter of 2008.

Net income attributable to Coinstar for the quarter was $7.0 million, representing earnings per share of $0.23 per diluted share, compared with net income attributable to Coinstar of $2.7 million, or $0.09 per diluted share in the second quarter of 2008.
“We are very pleased with our strong revenue and EPS performance in the second quarter driven by our core businesses, DVD and Coin,” said Paul Davis, chief executive officer of Coinstar, Inc. “We believe that our DVD and Coin businesses form a solid platform for growth in the attractive and growing category of Automated Retail and we are positioning our company to leverage this opportunity. As a result, we will explore strategic alternatives for our E-Payment and Money Transfer businesses, in addition to Entertainment, which we previously announced.”
Other Information
Cash paid for capital expenditures for the quarter ended June 30, 2009 was $40.8 million.
At June 30, 2009, Coinstar had federal and state cumulative net operating loss carryforwards of approximately $68.7 million and $39.3 million, respectively. In addition, Coinstar had foreign net operating loss carryforwards of approximately $30.9 million. The state and foreign loss carryforwards are subject to certain limitations that may prevent or delay utilization of the losses against future income. Although Coinstar recorded $5.3 million in tax expense for the quarter, cash paid for taxes during the quarter totaled $0.5 million.
Full Year 2009 Guidance
For 2009, management narrowed previous guidance for revenue, and now expects revenue in the range of $1.225 billion to $1.300 billion. Management increased guidance for EBITDA to a range of $200 million to $210 million. In addition, management announced that it expects GAAP EPS in the range of $0.80 to $0.86.
Conference Call
A conference call to discuss the Company’s second quarter 2009 results will be broadcast live via the Internet today, August 4, 2009, at 5:00 p.m. ET. The webcast will be hosted on the “About Us — Investor Relations” section of Coinstar’s Web site at www.coinstar.com, where certain accompanying information relating to the conference call will be accessible.
About Coinstar, Inc.
Coinstar, Inc. (NASDAQ: CSTR) is a leading provider of automated retail solutions offering convenient products and services that make life easier for consumers and drive incremental traffic and revenue for its retailers. The company’s core automated retail businesses are self-service coin counting and self-service DVD rental. Other Coinstar products and services found at the retail front-end include e-payment products such as gift cards, prepaid debit cards and other prepaid products; money transfer services; and entertainment products and services, including skill crane machines and bulk vending. The Company’s products and services can be found at more than 95,000 points of presence including supermarkets, drug stores, mass merchants, financial institutions, convenience stores, restaurants and money transfer agents. For more information, visit www.coinstar.com.
# # #
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Coinstar, Inc.’s anticipated growth and future operating results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Coinstar, Inc., as well as from risks and uncertainties beyond Coinstar, Inc.’s control. Such risks and uncertainties include, but are not limited to, the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers, payment of increased service fees to retailers, the ability to attract new retailers, penetrate new markets and distribution channels, cross-sell our products and services and react to changing consumer demands, the ability to achieve the strategic and financial objectives for our entry into or expansion of new businesses, the ability to adequately protect our intellectual property, and the application of substantial federal, state, local and foreign laws and regulations specific to our business. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Coinstar, Inc.’s expectations as of the date of this release. Coinstar, Inc. undertakes no obligation to update the information provided herein.

Appendix A
(in thousands unless otherwise noted)
Non-GAAP measures
Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”). Non-GAAP measures are not a substitute for measures computed in accordance with GAAP. The definition of EBITDA, a non-GAAP measure, is provided below. This definition is provided to allow the reader to reconcile non-GAAP data to that presented in accordance with GAAP. Our non-GAAP measure may be different from the presentation of financial information by other companies.
EBITDA, as defined, represents earnings before net interest expense, income taxes, depreciation, amortization and certain other non-cash charges including stock based compensation expense and non-controlling interests. We believe EBITDA is an important non-GAAP measure as it provides useful information to investors regarding our ability to service, incur or pay down indebtedness. In addition, management uses such non-GAAP measure internally to evaluate performance and manage operations. See below for reconciliation of most comparable GAAP measure, net income attributable to Coinstar, Inc., to EBITDA.

	Three Month Periods	Three Month Periods
(in thousands)	Ended June 30, 2009	Ended June 30, 2008
Net income attributable to Coinstar, Inc.	$6,958	$2,680
Depreciation, amortization and other	27,904	21,232
Interest expense, net	8,600	5,280
Income taxes	5,349	2,585
Stock based compensation	1,943	1,870
Non-controlling interests	0	4,269

EBITDA	$50,754	$37,916

	Six Month Periods	Six Month Periods
(in thousands)	Ended June 30, 2009	Ended June 30, 2008
Net income attributable to Coinstar, Inc.	$8,921	$5,381
Depreciation, amortization and other	53,230	40,545
Interest expense, net	15,025	9,936
Income taxes	7,288	5,097
Stock based compensation	4,737	3,984
Non-controlling interests	3,627	7,442

EBITDA	$92,828	$72,385

Coinstar, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Month Periods		Six Month Periods
	Ended June 30		Ended June 30
	2009	2008	2009	2008
REVENUE	$313,968	$219,903	$585,123	$410,422

EXPENSES
Direct operating	224,153	150,509	416,179	281,819
Marketing	5,714	3,815	10,849	6,618
Research and development	1,299	1,175	2,556	2,421
General and administrative	34,087	24,706	67,385	45,802
Depreciation and other	25,713	18,855	48,858	35,826
Amortization of intangible assets	2,191	2,298	4,372	4,640
Proxy, write-off of acquisition costs and litigation settlement	—	3,084	—	3,084

Income from operations	20,811	15,461	34,924	30,212
OTHER INCOME (EXPENSE):
Foreign currency loss and other, net	96	(890)	(63)	(2,018)
Interest income	47	626	161	885
Interest expense	(8,647)	(5,906)	(15,186)	(10,822)
Income (loss) from equity investments	—	243	—	(337)

Income before income taxes	12,307	9,534	19,836	17,920
Income tax expense	(5,349)	(2,585)	(7,288)	(5,097)

NET INCOME before non-controlling interests	6,958	6,949	12,548	12,823

Less: Net income attributable to non-controlling interests	—	(4,269)	(3,627)	(7,442)

NET INCOME attributable to Coinstar, Inc.	$6,958	$2,680	$8,921	$5,381

EARNINGS PER SHARE:
Basic	$0.23	$0.10	$0.30	$0.19
Diluted	$0.23	$0.09	$0.30	$0.19

WEIGHTED SHARES OUTSTANDING:
Basic	30,117	28,022	29,525	27,903
Diluted	30,575	28,600	29,893	28,418

Coinstar, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$58,407	$66,408
Cash in machine or in transit	48,712	34,583
Cash being processed	81,133	91,044
Trade accounts receivable, net of allowance for doubtful accounts of $4,029 and $2,702 at June 30, 2009 and December 31, 2008, respectively	60,468	51,908
Inventory	97,438	92,247
Deferred income taxes	7,191	6,881
Prepaid expenses and other current assets	27,407	24,715

Total current assets	380,756	367,786
PROPERTY AND EQUIPMENT, NET	384,912	348,949
DEFERRED INCOME TAXES	41,713	4,338
OTHER ASSETS	12,494	11,865
INTANGIBLE ASSETS, NET	39,038	43,385
GOODWILL	290,300	290,391

TOTAL ASSETS	$1,149,213	$1,066,714

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$109,697	$132,194
Accrued payable to retailers and agents	129,687	132,490
Other accrued liabilities	78,186	87,500
Current portion of long-term debt	6,545	11,655
Current portion of capital lease obligations	19,374	20,264

Total current liabilities	343,489	384,103
LONG-TERM DEBT AND OTHER	459,144	295,942
CAPITAL LEASE OBLIGATIONS	15,641	23,509
DEFERRED TAX LIABILITY	1,750	12,072

TOTAL LIABILITIES	820,024	715,626

EQUITY:
Preferred stock, $0.001 par value—Authorized, 5,000,000 shares; no shares issued and outstanding at June 30, 2009 and December 31, 2008	—	—
Common stock, $0.001 par value—Authorized, 45,000,000 shares; 32,184,942 and 30,181,151 issued and 30,258,861 and 28,255,070 shares outstanding at June 30, 2009 and December 31, 2008, respectively	367,653	369,735
Retained earnings (Accumulated deficit)	6,249	(2,672)
Treasury stock	(40,831)	(40,831)
Accumulated other comprehensive loss	(3,882)	(6,204)

Total stockholders’ equity	329,189	320,028

Non-controlling interests	—	31,060

Total EQUITY	329,189	351,088

TOTAL LIABILITIES AND EQUITY	$1,149,213	$1,066,714

Coinstar, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Month Periods
	Ended June 30
	2009	2008
OPERATING ACTIVITIES:
Net income	$12,548	$12,823
Adjustments to reconcile income from operations to net cash provided by operating activities:
Depreciation and other	48,858	35,826
Amortization of intangible assets and deferred financing fees	4,878	4,923
Write-off of acquisition costs	1,262	1,004
Non-cash stock-based compensation	4,737	3,984
Excess tax benefit on share-based awards	(125)	(531)
Deferred income taxes	7,871	5,276
Income from equity investments	—	3,449
Other	126	575
Cash used by changes in operating assets and liabilities, net of effects of business acquisitions:	(51,755)	(5,567)

Net cash provided by operating activities	28,400	61,762
INVESTING ACTIVITIES:
Purchase of property and equipment	(78,044)	(72,793)
Acquisitions, net of cash acquired	—	(24,834)
Proceeds from sale of fixed assets	435	1,898

Net cash used by investing activities	(77,609)	(95,729)
FINANCING ACTIVITIES:
Principal payments on capital lease obligations	(13,515)	(7,948)
Net borrowings on revolving credit facility	73,000	57,000
Borrowings on term loan	87,500	—
Financing costs associated with revolving line of credit	(3,234)	—
Excess tax benefit on share-based awards	125	531
Cash used to purchase remaining non-controlling interest in Redbox	(102,353)	—
Proceeds from exercise of stock options	2,260	8,149

Net cash provided by financing activities	43,783	57,732

Effect of exchange rate changes on cash	1,643	1,953

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS, CASH IN MACHINE OR IN TRANSIT, AND CASH BEING PROCESSED	(3,783)	25,718

CASH AND CASH EQUIVALENTS, CASH IN MACHINE OR IN TRANSIT, AND CASH BEING PROCESSED:
Beginning of period	192,035	196,592

End of period	$188,252	$222,310